UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 4, 2009

Woodward Governor Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-8408	36-1984010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 E. Drake Road, Fort Collins, Colorado		80525
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	970-482-5811

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

MPC Products Corporation ("MPC"), a wholly owned subsidiary of Woodward Governor Company (the "Company") following its October 2008 acquisition of MPC, has now finalized the resolution of all civil and criminal aspects of the previously disclosed investigation by the Department of Justice ("DOJ") related to MPC’s pre-June 2005 government contract pricing practices. In October 2009, MPC reached an agreement with the DOJ to resolve the criminal and civil claims related to the investigation. As previously disclosed by the Company, the agreement to settle the civil claims was approved by the United States District Court for the Northern District of Illinois (the "District Court") on October 7, 2009. Today, the criminal plea agreement and sentencing were approved by the District Court, concluding the DOJ's investigation of these matters.

As part of the civil settlement, MPC paid approximately $22.5 million in compensation. With regard to the criminal settlement, MPC pled guilty to one count of wire fraud related to its pre-June 2005 government contract pricing practices and agreed to pay a fine of $2.5 million. MPC also agreed to a two-year probation. As previously disclosed, the purchase price paid by the Company in connection with the acquisition of MPC was reduced by $25 million, which represents the amounts discussed above. Additional details about the DOJ investigation have been previously disclosed in the Company’s press releases and filings with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Woodward Governor Company

November 4, 2009	By:	A. Christopher Fawzy

Name: A. Christopher Fawzy
Title: Corporate Vice President, General Counsel and Corporate Secretary